Exhibit 99.1

Richfield Oil & Gas Company Engages Baker Hughes GMI Geomechanics Services to evaluate Liberty #1 Discovery Well

SALT LAKE CITY, April 30, 2013 /PRNewswire/ -- Richfield Oil & Gas Company (OTCQX: ROIL) ("Richfield" or the "Company"), has engaged Baker Hughes GMI Geomechanics Services (“GMI”) to lead a team of technical consultants to evaluate the Liberty #1 Well in order to determine the next phase of operations, which is anticipated to result in commercial production.

GMI will be studying the geo-mechanics of the Liberty #1 Well, the natural fractures in the Twin Creek Limestone and Navajo Sandstone, reservoir permeability, and formation issues associated with relative permeability damage which is inhibiting commercial flow rates of known hydrocarbons.  This work is anticipated to take five to six weeks to complete.  At that time, Richfield will have the team’s recommendations for the next phase of operations in the Liberty #1 Well.

Richfield’s interest in the Liberty #1 Well, which is contained in the Liberty Prospect, is 64.29% working interest before payout (“BPO”) and 50.56% working interest after payout (“APO”). In the remaining Liberty Prospect, which incorporates a total of 1,185 acres, Richfield owns a 74.69% working interest BPO and a 59.56% working interest APO. The Liberty Prospect is on the Paxton Thrust in the northernmost part of the Central Utah Overthrust in Juab County, Utah. The current Liberty #1 sidetrack was drilled to approximately 4,150’ TD in May 2012 confirming the discovery of about 1,200 gross feet of hydrocarbon charged zone in the Twin Creek Limestone and the Navajo Sandstone, including crude oil, natural gas, and condensates.

Douglas C. Hewitt, Sr., Chairman and CEO of Richfield, stated, “We anticipate with great excitement the results using this expert team of consultants we have successfully retained to study the Liberty #1 Well.  We believe that their expertise will aid Richfield’s work on the well, so that we can achieve meaningful commercial production."

About Richfield Oil & Gas Company

Richfield is an independent exploration and production company headquartered in Salt Lake City, Utah with substantially all of its current producing assets located in Kansas, with additional high impact leases in Utah, and Wyoming. Founded in April 2011 by seasoned industry executives, Richfield is dedicated to exploit its asset base, and grow organically through the exploitation and development of its existing field inventory by the use of drilling, workover, recompletion and other lower-risk development projects, in order to increase proved reserves and production.

In addition, the Company seeks to acquire assets within its areas of focus. Such transactions are primarily on a negotiated basis, utilizing proprietary industry relationships. The Company evaluates potential acquisitions by analyzing geological information to identify upside potential.

Please visit www.richfieldoilandgas.com for additional information.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding Richfield's acreage in Uinta County, Wyoming. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the risks as identified in our annual report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Investor Relations Contact Information:

RedChip Companies, Inc.

Mike Bowdoin, Vice President of Sales

mike@redchip.com

(800) 733-2447 ext. 110